EXHIBIT 1.A.(3)(C)

                             COMMISSION SCHEDULE FOR
                   VARIABLE UNIVERSAL LIFE INSURANCE CONTRACTS

I.)                      COMMISSIONS

                         FIRST YEAR COMMISSION - rate will be 50% of the
                  Modified Commissionable Target Premiums (MCTP). The Modified Commissionable Target Premium will be the least of (a) the Commissionable Target Premium (b) the annual planned premium payment for the first two policy years, as specified on the application (i.e. billed premium); and (c) the premium actually received in the First policy year. The Commissionable Target Premium (CTP) is the target premium amount excluding aviation, avocation, occupational and temporary extras on the base policy and any riders.

                         As premiums are received in the first contract year,
                  commissions will be paid at a rate of 50% until the total premium received reaches the MCTP amount. Any premiums received above the MCTP in year 1 will generate a 3% excess commission.

                         If we issue a policy with an issue age in excess of
                  80, we may reduce the first year commissions.

                         Agents in their first 4 years in Prudential Preferred
                  Financial Services ( PPFS) or the first 2 years in Prudential Insurance and Financial Services ( PI&FS) may be paid on a different basis.

                         RENEWAL COMMISSIONS, SERVICE COMMISSIONS AND DROP-INS,
                  the commission rate on renewal premiums in policy years 2 through 10 is 5% on the amount up to the CTP and it is 3% on the excess . Commissions on renewal/drop-in premiums received in year 11 or later will be paid at 3%or less.

II.)                     COMMISSION RECAPTURES

                         In PPFS, if a case lapses or is surrendered before
                  the end of the sixth month, 100% of the commission paid will be withdrawn. If the case lapses or is surrendered after being in force 7 months but within the first 24 months, a portion of the commission will be withdrawn.

III.)                    OTHER BROKER-DEALERS

                         The Contract may also be sold through other
                  broker-dealers authorized by Prusec and applicable law to do so. Registered representatives of such other broker-dealers may be paid on a different basis than that stated above.

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